UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 19, 2024

LOOP INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54786	27-2094706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Fernand-Poitras

Terrebonne, Quebec, Canada, J6Y 1Y4

(Address of principal executive offices, including zip code)

(450) 951-8555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	LOOP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Introductory Note

As previously reported by Loop Industries, Inc. (the “Company” or “Loop”) in a current report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2024, the Company entered into an Amended and Restated Share Purchase Agreement with Reed Management SAS to, among other things, complete a preferred stock financing transaction and a licensing transaction.  On December 23, 2024 (the “Closing Date”), the Company closed these transactions, including entering into a series of agreements with Reed Circular Economy (“RCE”), an affiliate of Reed Management SAS, as described in this Current Report on Form 8-K. On the Closing Date, the Company received EUR 20,000,000 from the preferred stock financing transaction and the licensing transaction. The Company intends to use these proceeds for general corporate purposes and the commercialization of its technology. Additionally, the Company anticipates entering into a Securityholders Agreement with RCE to establish the framework for the governance, ownership, and operations of the European joint venture, Infinite Loop Europe SAS (the “JV”), upon the completion of its incorporation.

Securities Purchase Agreement

On the Closing Date, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with RCE. Pursuant to the agreement, the Company issued and sold 1,044,430 shares of Series B Convertible Preferred Stock at a per share price of USD 10.00, for an aggregate purchase price of approximately EUR 10,000,000.

Investors Rights Agreement

On the Closing Date, the Company entered into an investors rights agreement (the “Investors Rights Agreement”) with RCE as the Investor, and the Company’s founder, President and CEO, Daniel Solomita, solely in his individual capacity and for purposes of the voting arrangement under the Investors Rights Agreement.

•	Resale Registration Rights: The Investors Rights Agreement provides customary resale registration rights to the Investor, including an obligation for the Company to register the resale of the common stock issued upon conversion of the Series B Convertible Preferred Stock (the “Conversion Shares”) following the expiration of the Lock-Up Period (as defined below).

•	Standstill: The Investors Rights Agreement includes a standstill provision that restricts the Investor and its affiliates from taking certain actions that could influence the Company’s governance, control, or strategic direction without the Company’s prior consent. These restrictions remain in effect until six months after the conversion of all Series B Convertible Preferred Stock.

•	Lock-Up: During a lock-up period ending on the first anniversary of the final conversion of the Series B Convertible Preferred Stock (the “Lock-Up Period”), the Investor is prohibited from transferring any Series B Convertible Preferred Stock or Conversion Shares, except in limited circumstances such as transfers to affiliates. Additionally, the Investor is restricted from transferring such shares to a competitor of the Company, except through unsolicited open market transactions or registered offerings.

•	Voting Arrangements: Mr. Solomita agrees to vote or cause to be voted all shares of Series A Preferred Stock and common stock owned by him in favor of any matters requiring shareholder approval to give effect to the Investor’s rights under the Investors Rights Agreement, the Securities Purchase Agreement, and the Certificate of Designation governing the Series B Convertible Preferred Stock.

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•	Participation Right: In the event of a fundamental change where the Company elects to effectuate a redemption, the Investor has a participation right to purchase a percentage of the common stock being converted into cash, based on their fully diluted ownership percentage, at the same terms and price as the transaction triggering the fundamental change.

License Agreement

On the Closing Date, the Company entered into a License Agreement (the “License Agreement”) with RCE, acting exclusively in the name and on behalf of Infinite Loop Europe SAS, which is in the process of being incorporated, and RCE acting in its name and on its behalf solely with respect to certain applicable provisions.

The License Agreement grants the JV a non-transferable, royalty-bearing license to use Loop’s proprietary depolymerization technology for one facility within Europe to establish a plant to manufacture and distribute licensed products. Any additional facilities would require separate licenses. The JV has the right to sublicense the technology to a single third-party operator, subject to compliance with the License Agreement’s provisions and Loop’s oversight. If the Securityholders Agreement, or the Priority Rights Protocol to be attached thereto (the “Priority Rights Protocol”) is terminated, sublicensing granted to the JV will be subject to Loop’s prior written consent, which cannot be unreasonably withheld.

The royalties payable to Loop consist of an initial EUR 10 million fee, which was paid on the Closing Date. Subsequently, on the date of the final investment decision, which is the date of the JV Board’s approval to allocate capital resources and move from project planning to the execution of a sublicense agreement (the “Calculation Date”), the JV must make two additional payments, for which the JV may choose between variable payments tied to certain operational metrics or fixed fees. The fixed fees are required in certain specified circumstances.

Loop retains ownership of the licensed technology and all associated intellectual property rights, including any enhancements or improvements made during the agreement’s term. The JV must notify Loop of any potential infringement or misuse of the intellectual property and cooperate in protecting these rights.

Pursuant to the License Agreement, Loop will provide certain included services at no additional cost beyond royalties and may offer additional services upon terms mutually agreed upon in separated agreements.

The License Agreement will remain effective until the expiration or termination of the sublicense agreement, unless terminated earlier. Loop may terminate the agreement for intellectual property infringement, violation of confidentiality obligations, or breach of payment obligations, following applicable cure or notice periods. The JV or Reed may terminate the agreement if Loop breaches its obligations and fails to cure within the required period. The agreement may also be terminated by mutual agreement or automatically pursuant to the terms of the Priority Rights Protocol.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

               To the extent required, the information included in Item 1.01 of this Current Report on Form 8-K regarding the issuance of the Series B Convertible Preferred Stock and in Item 5.03 of this Current Report on Form 8-K regarding the terms of the Series B Convertible Preferred Stock is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

To the extent required, the information contained in the Introductory Note and Item 1.01 of this Current Report on Form 8-K regarding the issuance of the Series B Convertible Preferred Stock and in Item 5.03 of this Current Report on Form 8-K regarding the terms of the Series B Convertible Preferred Stock is incorporated by reference herein to the extent required.

The Series B Convertible Preferred Stock and the Conversion Shares have been, or will be issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) on the basis that these securities are issued to an institutional accredited investor and the Company has not engaged in any general solicitation in connection with such offer and sale.

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Item 3.03 Material Modification to Rights of Security Holders.

To the extent required, the information included in Item 5.03 of this Current Report on Form 8-K regarding the terms of the Series B Convertible Preferred Stock is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 19, 2024, the Company filed the Certificate of Designation (the “Certificate of Designation”) establishing the terms, rights, and limitations for up to 5,000,000 shares of Series B Convertible Preferred Stock with the Secretary of State of the State of Nevada. The Certificate of Designation was filed in connection with the Securities Purchase Agreement.

Dividends: Holders of Series B Convertible Preferred Stock are entitled to cumulative dividends at an annual rate of 13% of the stated value, which is USD 10 per share (the “Stated Value”). These dividends accrue daily and are payable annually. Any unpaid dividends will be added to the Stated Value as payment-in-kind (“PIK”).

Ranking: The Series B Convertible Preferred Stock has seniority over common stock and Series A Preferred Stock regarding dividends and liquidation preferences. It ranks on par with other classes of preferred stock unless explicitly designated as junior or senior to the Series B Convertible Preferred Stock.

Conversion: Holders of Series B Convertible Preferred Stock may convert their shares into common stock at a fixed conversion price of USD 4.75 per share, subject to adjustments for corporate events such as stock splits or recapitalizations. Conversion is optional after the third anniversary of issuance, or automatic on the fifth anniversary. The number of common shares issued upon conversion is calculated by dividing the aggregate Stated Value (as adjusted by the PIK dividends) plus any accrued but unpaid dividends by the conversion price.

Voting: Holders of Series B Convertible Preferred Stock have voting rights equal to the number of common shares they would hold upon conversion. Additionally, so long as at least 50,000 shares of Series B Convertible Preferred Stock are outstanding any of the following actions require the approval of the holders of all of the then outstanding shares of Series B Preferred Stock, voting as a separate class: (i) amendments to the Certificate of Designation or Articles of Incorporation that adversely affect the rights of the Series B Convertible Preferred Stock, including the creation or designation of a new class of senior-ranking capital stock, or (ii) increases in the number of authorized shares of Series B Convertible Preferred Stock.

Redemption: In the event of a transaction resulting in a “Change Event” such as a merger, asset sale, or change in control, the Company may redeem all outstanding shares of Series B Convertible Preferred Stock. The Company may also optionally redeem all or part of the outstanding shares of Series B Convertible Preferred Stock at any time by providing the required advance notice.

If an “Event of Default” defined in the Certificate of Designation occurs, holders, including RCE as the Initial Holder, may demand full redemption of their shares of Series B Convertible Preferred Stock. The Initial Holder and its affiliates may also request redemption of all their shares within a window of 120 to 180 days before the fifth anniversary of issuance. If this right is not exercised during this window, shares will automatically convert to common stock on the fifth anniversary of issuance.

The redemption price includes the aggregate Stated Value and any accrued but unpaid dividends. Redemptions are subject to legal and financial constraints under Nevada law. If the Company cannot fulfill the entire redemption request, it will redeem shares pro rata and complete the remaining redemption when legally permissible.

The foregoing description of the Certificate of Designation does not purport to be complete and is qualified in its entirety by reference to the full text of the certificate, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOOP INDUSTRIES, INC.

Date: December 26, 2024	By:	/s/ Fady Mansour
Fady Mansour
Chief Financial Officer

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